UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Aspect Communications Corporation

(Name of Registrant as Specified In Its Charter)

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May 19, 2004

To Our Shareholders:

      I would like to notify you that the Annual Meeting of Shareholders of Aspect Communications Corporation previously scheduled for May 27, 2004 will now be held on June 2, 2004 at 4:00 p.m. at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California 95131. The notice of this meeting, a proxy statement and a form of proxy were sent to you on or about April 23, 2004. Your vote is important. If you have not already voted your shares, I encourage you to do so at this time.

      Please note that there is a modification to Proposal No. 1 — Election of Directors. After further review and consideration of the Board of Directors’ size and composition and the Board’s belief about the Company’s needs with regard to the size of its Board, the Board decided to reduce its overall size to seven directors. In connection with this size reduction, the Company’s Board of Directors has nominated me to stand for election to our Board of Directors, and two of the directors proposed to be elected by the holders of Common Stock in our initial proxy materials, Donald P. Casey and John W. Peth, have agreed not to stand for re-election. The Company believes that a smaller Board of Directors will continue to be effective in representing the interests of the Company’s shareholders. Additionally, the Board believes that five of the seven directors will continue to be “independent” under current Nasdaq rules. A. Barry Rand will continue to serve as Interim Chairman of the Board of Directors. The modified portion of Proposal No. 1 is described in the materials provided with this letter and a new proxy card is also provided. Please note that although the enclosed proxy card still lists Messrs. Casey and Peth as being candidates, they are not seeking and will not accept re-election. Accordingly, as stated in the enclosed materials, the five nominees receiving the highest number of votes among those accepting election are to be elected.

      Please also note that there is a modification to Proposal No. 2 — Amendment to the 1998 Directors’ Stock Option Plan, to amend the existing stock options held by Messrs. Casey and Peth to continue their vesting through August 2005 in connection with consulting relationships the Company proposes to enter into with them, and to allow each of Messrs. Casey and Peth until December 30, 2005 to exercise their vested options. Proposal No. 2, as modified, is also included in the materials provided with this letter.

      If you have already voted your shares and do not wish to change your vote, no further action is necessary and your vote will be counted for Proposal No. 1 with respect to the directors who continue to stand for election and with respect to my nomination pursuant to the proxy authority that you previously granted, and your vote for Proposals No. 3 and No. 4 will be counted as you previously voted. However, in light of the changes to Proposal No. 2, your prior vote as to that proposal will not be counted, and we therefore request that you use the proxy card provided with these materials to vote for Proposal No. 2. If you vote now, any prior proxy materials that you sent will automatically be replaced by the latest proxy card sent. If you have not yet voted, we request that you use the proxy card provided with these materials to vote at this time.

      The revocability of all proxy materials is the same as described in the initial notice of this meeting and proxy statement.

      Thank you for your continued support of our Company.

Sincerely,

GARY E. BARNETT
President and Chief Executive
Officer

ASPECT COMMUNICATIONS CORPORATION

SUPPLEMENT TO

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 2, 2004

      The following amends and supplements the portion of Proposal No. 1 — Election of Directors, Directors Elected by Holders of Common Stock, described beginning on page 11 of the Aspect Communications Corporation Proxy Statement for the Annual Meeting of Shareholders dated April 23, 2004, and matters and descriptions related thereto in the Proxy Statement.

Directors Elected by Holders of Common Stock — Nominees

      A board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

      The names of the five nominees, their ages, and certain other information about them as of March 31, 2004 are set forth below:

			Director
Name of Nominee	Age	Principal Occupation	Since

Barry M. Ariko	57	Chief Executive Officer and President, Mirapoint, Inc.	2002
Gary E. Barnett	50	President and Chief Executive Officer, Aspect Communications Corporation	N/A
Norman A. Fogelsong	52	General Partner, Institutional Venture Partners Business Resource Group	1985
Thomas Weatherford	57	Consultant; former Executive Vice President and Chief Financial Officer, Business Objects, SA	2004
David B. Wright	54	Executive Vice President, EMC Corporation and President, LEGATO Software Division	2001

      Except as set forth below, each of the nominees has been engaged in his occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.

      Mr. Ariko has been a director since January 2002. Since November 2003, Mr. Ariko has been President and Chief Executive Officer of Mirapoint, Inc., a private company manufacturing messaging systems. From May 2001 to October 2003, he did independent consulting on software distribution strategies and operations. From January 2000, until it was acquired by Peregrine Systems in May 2001, he served as Chairman, Chief Executive Officer and President of Extricity, Inc., a provider of software for the management of inter-company transactions and workflow. Before joining Extricity, Mr. Ariko served as Senior Vice President of America Online, Inc., which had acquired Netscape Communications Corp., where he was Executive Vice President and Chief Operating Officer with primary responsibility for the enterprise software business since August 1998. From April 1994 to August 1998, Mr. Ariko was Executive Vice President in charge of the Americas operations for Oracle Corporation and was a member of the Executive Management Committee. Mr. Ariko is a member of the Board of Directors of Autonomy Systems Ltd. and Incyte Genomics, Inc.

      Mr. Barnett is a new director nominee. Mr. Barnett has served as our President and Chief Executive Officer since February 2004 and has served as an executive officer since April 2000. In August 2003, Mr. Barnett was appointed by the Board of Directors as our Interim President and Chief Executive Officer and in January 2004 was appointed by the Board of Directors as the President and Chief Executive Officer. He has previously served as Executive Vice President, Products and Chief Technology Officer, Executive Vice President eCRM Applications, Senior Vice President eCRM Applications, Vice President, Portal & Enterprise Applications Division and Vice President Portal Software Division. Prior to joining Aspect, Mr. Barnett was a founding engineer at Octel Communications. He left Octel to become a founding engineer at Aspect in 1985. In 1987, Mr. Barnett left Aspect to found and lead Prospect Software, Inc., a provider of computer-telephony integration products, and returned to Aspect in 1996 when we acquired Prospect.

      Mr. Fogelsong has been a director since September 1985. Since March 1989, Mr. Fogelsong has been a General Partner and Managing Director of Institutional Venture Partners, a venture capital investment firm. Between March 1980 and February 1989, Mr. Fogelsong was a venture capitalist with Mayfield Fund, a venture capital investment firm. Mr. Fogelsong is also a member of the Board of Directors of Concur Technologies, Inc.

      Mr. Weatherford has been a director since January 2004. Mr. Weatherford served as Executive Vice President and Chief Financial Officer of Business Objects S.A., a provider of business intelligence software, from 1997 to 2002. Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger, and Tandem Computers. Mr. Weatherford also serves on the boards of ILOG S.A., Saba Software, Inc., Synplicity, Inc. and Tesco Corporation and is affiliated with several private companies.

      Mr. Wright has been a director since February 2001. Since October 2003, Mr. Wright has served as an Executive Vice President of EMC Corporation, a provider of information storage systems, software, networks and services, and President of EMC’s Legato Systems Division. From October 2000 until its acquisition by EMC in October 2003, Mr. Wright served as President and Chief Executive Officer of Legato Systems, Inc. Mr. Wright joined Amdahl Corporation in 1987 as Vice President for Sales and Service in the Northeast region of the United States and served as its President and Chief Executive Officer from 1997 to 2000. Mr. Wright is a member of the Board of Directors of VA Software Corporation.

      As noted in the Proxy Statement previously sent to you the other two members of the Board of Directors (Messrs. A. Barry Rand and Robert F. Smith) will be elected by the holder of Series B convertible preferred stock.

Required Vote

      The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.

      The following amends and restates Proposal No. 2 — Amendment to the 1998 Directors’ Stock Option Plan, described beginning on page 16 of the Aspect Communications Corporation Proxy Statement for the Annual Meeting of Shareholders dated April 23, 2004, and matters and descriptions related thereto in the Proxy Statement.

PROPOSAL NO. 2

AMENDMENT TO THE 1998 DIRECTORS’ STOCK OPTION PLAN

      At the Annual Meeting, the Company’s shareholders are being asked to amend the 1998 Directors’ Stock Option Plan (the “Directors’ Option Plan”) to increase the number of shares of common stock reserved for issuance under the Directors’ Option Plan, to increase the number of shares that may be granted to nonemployee members of the Company’s Board of Directors under the automatic option awards made thereunder, to approve a special one-time option grant to continuing nonemployee Board members, and to make certain amendments to options granted under the Directors’ Option Plan held by two of our nonemployee Board members who will cease serving on the Board following the Annual Meeting.

Amendment to Directors’ Option Plan

      In light of recent regulatory and other changes, individuals serving on Boards of Directors of public companies face increased responsibilities and time commitment with respect to such service. In order to continue to attract and retain highly qualified and committed directors to serve on the Aspect Board of Directors, management and the Board has determined it appropriate to amend the stock compensation plans established for our directors to increase the compensation payable to them. See “Proposal No. 1 — Election of Directors — Director Compensation” and “Proposal No. 3 — Amendment to the Retainer Compensation Plan” for further information about our director compensation arrangements.

      In connection with the Directors’ Option Plan, we hereby submit to the Company’s shareholders for approval amendments to the plan that:

•	increase the total number of shares of common stock reserved for issuance under the Directors’ Option Plan by 600,000 shares, to an aggregate of 1,050,000 shares;

•	increase the number of shares of common stock subject to the automatic option grants made to new nonemployee directors who join the Company’s Board after the date on which shareholders approve these Directors’ Option Plan amendments from 24,000 shares to 30,000 shares (an “Initial Option”);

•	increase the number of shares of common stock subject to the automatic option grants made to nonemployee directors during each year in which they remain a member of the Company’s Board beginning on August 31, 2004 from 6,000 shares to 20,000 shares (an “Annual Option”); and

•	approve a one-time grant to each nonemployee director who continues to serve on the Board following the Annual Meeting of an option to purchase 6,000 shares of common stock, to be granted on the date on which the shareholders approve these amendments to the Directors’ Option Plan, with an exercise price equal to the fair market value of the Company’s common stock on that date and vesting as to 1,500 shares on each of the first through fourth anniversaries of such grant date. Mr. Barnett, Mr. Casey and Mr. Peth will not be eligible to receive this one-time option grant.

      In addition, as a result of our recent restructuring of our Board to decrease its size as described in the letter to shareholders of our President and Chief Executive Officer accompanying these materials, two of our nonemployee directors, Mr. Casey and Mr. Peth, have agreed not to stand for re-election at the Annual Meeting. Mr. Casey has served on our Board for three years and has significant operational and other business expertise. Mr. Peth has served on our Board for twelve years, including as Chairman of our Audit Committee, and has significant financial accounting and other business expertise.

      The Board has requested that each of Mr. Casey and Mr. Peth provide consulting services to Aspect’s management in their respective areas of expertise, as requested from time to time by Aspect. The Company has agreed to pay Mr. Casey and Mr. Peth $60,000 and $62,500, respectively, in connection with their ceasing to serve on the Board and their agreement to make themselves available under a proposed consulting arrangement with the Company. In addition, the Company proposes to amend their existing stock options issued under the Directors’ Option Plan to continue the vesting of such options through August 2005 and to give each of them until the close of business on December 30, 2005 to exercise their vested option shares. A copy of the form of Amended and Restated Non-Qualified Stock Option Award Notice has been filed with the EDGARized version of these Additional Proxy Materials and may be obtained through the SEC website, under Aspect Communications Corporation filings, at http://www.sec.gov/. Aspect submits these amendments of Mr. Casey’s and Mr. Peth’s Directors’ Option Plan options for shareholder approval. Although other compensation arrangements, such as additional cash arrangements, could be negotiated directly between the Company and each of Mr. Casey and Mr. Peth, the parties prefer to submit the matter of this compensation directly to the shareholders for their approval. If the shareholders do not approve these amendments to Mr. Casey’s and Mr. Peth’s options by approving this Proposal No. 2, then their options will cease vesting as of the date of the Annual Meeting, they will have 30 days from that date to exercise the shares that were vested as of the date of the Annual Meeting, and the Company anticipates that it may not be able to attract either or both of these two experienced businessmen to enter into a consulting arrangement with the Company unless other appropriate compensation arrangements can be provided for their services.

General Plan Information

      The Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. It was originally adopted by the Board of Directors in December 1997 and was approved by the Company’s shareholders in May 1998. The Plan was amended by the Board and shareholders again in 2002 to add shares to the total number reserved for issuance thereunder. Prior to shareholder approval of the increase in shares reserved for issuance under the Directors’ Option Plan described above, a total of 450,000 shares of common stock are reserved for issuance under the Directors’ Option Plan. If the shareholders approve these amendments, there will be reserved for issuance under the Directors’ Option Plan an aggregate of 1,050,000 shares of common stock.

      As of March 31, 2004, options to purchase an aggregate of 280,500 shares of common stock (net of options canceled), having a weighted average exercise price equal to $9.02 per share, had been granted to nonemployee directors pursuant to the Directors’ Option Plan and 169,500 shares remained available for future grant (not including shares subject to options that we expect to be granted during 2004 to existing nonemployee directors and not including the additional share reserve for which we are seeking shareholder approval).

      For fiscal 2003, eight of our directors received awards under the Directors’ Option Plan. Six of these directors (Barry M. Ariko, Donald P. Casey, Norman A. Fogelsong, Christopher B. Paisley, John W. Peth and David B. Wright) each received an option to purchase 6,000 shares with an exercise price equal to $8.97 per share. In addition, A. Barry Rand and Robert F. Smith, each of whom joined our Board in January 2003, each received during 2003 options to purchase an aggregate of 30,000 shares with a weighted average exercise price equal to $4.154 per share. Together, these eight nonemployee directors received during 2003 options to purchase an aggregate of 96,000 shares, having a weighted average exercise price equal to $5.96 per share.

      Assuming that the shareholders approve this Proposal No. 2, in 2004 we expect to grant to each of our continuing nonemployee directors options to purchase 6,000 and 20,000 shares on June 2, 2004 and August 31, 2004, respectively, in each case with a per-share exercise price equal to the fair market value of a share of our common stock as of the date of grant. This means that we expect all six of our current nonemployee directors who will continue to serve on the Board after the Annual Meeting will receive options during 2004 to purchase an aggregate of 156,000 shares of common stock. Mr. Barnett, Mr. Casey and Mr. Peth will not be eligible to receive any of these option grants.

      If this Proposal No. 2 is approved, then Mr. Casey will be eligible to continue vesting through August 2005 in an additional 15,000 option shares (with a weighted average exercise price of $8.04). Similarly, if this proposal is approved, Mr. Peth will be eligible to continue vesting through August 2005 in an additional 10,500 option shares (with a weighted average exercise price of $7.63). In addition, if this proposal is approved, Mr. Casey and Mr. Peth will be permitted to exercise vested shares through December 30, 2005.

Summary of the Directors’ Option Plan

      The following is a summary of the principal features of the Directors’ Option Plan. The summary, however, does not purport to be a complete description of all the provisions of the Directors’ Option Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company, at its principal office at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Stephen Yu, Vice President, General Counsel and Secretary). In addition, a copy of the Directors’ Option Plan as amended has been filed with the EDGARized version of this proxy statement and may be obtained through the SEC website, under the Aspect Communications Corporation filings, at http://www.sec.gov/.

Purpose

      The Directors’ Option Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The purpose of the Directors’ Option Plan is to attract and retain the most highly qualified and committed individuals for service as directors of the Company, to provide incentive for these individuals to serve as members of our Board, and to encourage their continued service on our Board.

Administration

      Because the Directors’ Option Plan provides for automatic option grants, it is intended to operate without the need for administration. To the extent that administration is necessary, it will be performed by the Board of Directors. All questions of interpretation or application of the Directors’ Option Plan are determined by the Board of Directors, and its decisions are final, conclusive and binding upon all participants.

Eligibility

      The Directors’ Option Plan provides that nonstatutory options may be granted only to nonemployee directors of the Company. Currently, there are eight persons eligible to participate in this plan. Executive officers of the Company and employees of the Company are not eligible for grants under the Directors’ Option Plan.

Grant and Exercise of Options

      Currently, the Directors’ Option Plan provides that each person who initially becomes a nonemployee director shall be automatically granted an Initial Option to purchase 24,000 shares of common stock on the date on which such person first becomes a nonemployee director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy and provides that an Annual Option to purchase 6,000 shares will be automatically granted to each nonemployee director on August 31 of each year, provided that on that date the nonemployee director has served on the Board of Directors for at least six months. Shareholder approval is now sought to approve increasing the number of shares subject to the Initial Option to 30,000 shares and increasing the number of shares subject to the Annual Option to 20,000 shares.

      As described above, the amendments for which shareholder approval is being sought also include an amendment to make a one-time grant to each nonemployee director continuing to serve on the Board after the Annual Meeting of an option to purchase 6,000 shares of common stock. The terms of that option are further described above.

      Unless otherwise determined by the Board of Directors or its appointed committee at the time of grant, an option granted under the Directors’ Option Plan is not transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by such optionee, or by a transferee permitted under the Directors’ Option Plan.

      The Directors’ Option Plan provides that the shares subject to each option granted under the plan become 25% vested and exercisable on each of the first, second, third, and fourth anniversaries of the date of grant of the option. The options remain exercisable for up to 30 days following the optionee’s termination of service as a director of the Company, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a six-month period. Shareholder approval is being solicited hereunder to continue the vesting of Mr. Casey’s and Mr. Peth’s options granted under the Directors’ Option Plan through August 2005 and to extend the exercise period for each of their vested options previously granted under the plan from 30 days after they cease to serve on our Board until the close of business on December 30, 2005, as described above.

Exercise Price and Term of Options

      The exercise price of stock options granted under the Directors’ Option Plan must be equal to the fair market value of a share of the Company’s common stock on the date of grant of the option. Fair market value is defined in the Directors’ Option Plan to be the closing sale price of the Company’s common stock on the Nasdaq National Market (or such other stock exchange on which the common stock is listed) on the date of grant (or, in the event that the common stock is not traded on such date, on the last preceding trading date for which such quotation exists). The exercise price for options may be paid with cash, by check, by surrendering shares of Aspect common stock owned by the holder and by certain other methods of payment specified in the Directors’ Option Plan and permitted under applicable laws. Except for Mr. Casey’s and Mr. Peth’s options that are proposed to be amended as described above, options granted under the Directors’ Option Plan have a term of ten years.

Adjustments Upon Changes in Capitalization

      In the event any change is made in the Company’s capitalization, such as a stock split or stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate proportionate adjustment shall be made in the exercise price and in the number of shares subject to each option (including in the number of shares to be made subject to automatic option grants under the plan), as well as in the number of shares available for issuance under the Directors’ Option Plan.

Merger or Sale of Assets

      In the event of a liquidation or dissolution of the Company, a sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the vesting and exercisability of each option will accelerate in full and thereafter each option either will be converted into options to acquire shares of the acquiror (adjusted as to the number of shares and exercise price to reflect the terms of the transaction) or will terminate upon the closing of the transaction. Mr. Casey’s and Mr. Peth’s options for which approval of the proposed amendments is being sought provide that if they are not converted into options to acquire shares of the acquiror (adjusted as to the number of shares and exercise price to reflect the terms of the transaction), they will vest in full in the number of option shares in which they would have otherwise vested through August 2005.

Amendment and Termination

      The Board of Directors may amend the Directors’ Option Plan at any time or from time to time or may terminate it without approval of the shareholders, except that shareholder approval shall be obtained as required by applicable laws. However, no action by the Board or shareholders may alter or impair any option previously granted under the Directors’ Option Plan, unless the director consents. The Directors’ Option Plan shall terminate in May 2008. Any options outstanding at that time under the Directors’ Option Plan shall remain outstanding until they expire by their own terms.

U.S. Federal Income Tax Information

      The following is a brief summary of the effect of U.S. federal income taxation on the optionee and the Company with respect to the grant and exercise of options under the Directors’ Option Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the Directors’ Option Plan.

      Options granted under the Directors’ Option Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the option, the optionee will recognize ordinary compensation income for U.S. federal income tax purposes measured by the excess of the fair market value of the shares at the exercise date over the option price. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise. The Company will be entitled to a tax deduction in the amount that the director recognizes as ordinary income. The Company will be entitled to such deduction at the time that the director recognizes ordinary income.

Accounting

      Option grants made to nonemployee directors having a fixed exercise price that is at least equal to the fair market value of the underlying stock on the date of grant and giving the holder a right to purchase a fixed number of shares will not result under current accounting rules to any direct charge to our reported earnings. However, the fair market value of those awards is required to be disclosed in the notes to our financial statements, and we must also disclose in our financial statement notes the pro forma impact those awards would have upon our reported earnings and earnings per share if the fair value of those awards at the time of grant were treated as a compensation expense over the life of the option.

      The Financial Accounting Standards Board has initiated a project to consider the appropriate accounting treatment for compensatory stock options. Accordingly, the foregoing summary for options granted under the Directors’ Option Plan may change substantially, perhaps beginning in early 2005, in a way that would result in our being required to take direct charges to our reported earnings. Such changes in the accounting rules could affect our profitability in future financial statement periods.

      If the shareholders approve this Proposal No. 2, assuming the closing price of the Company’s common stock on the date of the Annual Meeting is $11.46, the Company will incur a compensation charge of approximately $200,000 as a result of the amendments to Mr. Casey’s and Mr. Peth’s Directors’ Option Plan options in the manner described above.

Required Vote

      The approval of the amendment to the Directors’ Option Plan and the other matters as described above requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

Exhibit A

1998 DIRECTORS’ STOCK OPTION PLAN

Amended and Restated Non-Qualified Stock Option Award Notice

Number of Shares:	Expiration Date: December 30, 2005
Date of Grant:	Stock Option No.:
Option Price Per Share:

      This certifies that                     (“Award Recipient”) has the right to purchase up to the Number of Shares of Common Stock of Aspect Communications Corporation, a California corporation (“Aspect”), for the Option Price Per Share on or before the Expiration Date, according to the terms and conditions stated on the reverse side of this Award Notice.

                           of the Shares are vested and exercisable as of June      , 2004 (the “Vested Shares”) and                     of the Shares are vested but not exercisable as of such date (the “Unexercisable Shares”). The Award Recipient will earn the right to exercise the Unexercisable Shares over time as follows:                     of the Unexercisable Shares will become exercisable on August 31, 2004, [                    of the Unexercisable Shares will become exercisable on February 5, 2005,] and                     of the Unexercisable Shares will become exercisable on August 31, 2005.                     of the Shares shall never vest or become exercisable under any circumstances whatsoever and are for all purposes and effects deemed cancelled as of June      , 2004. Upon becoming exercisable, the Unexercisable Shares shall be deemed to be Vested Shares for purposes of this Amended and Restated Option Notice.

      By signing this Amended and Restated Stock Option Award Notice and returning the signed copy to the Aspect stock administrator, Award Recipient accepts the amended and restated Option according to the stated terms and conditions.

Aspect Communications Corporation	Accepted and Agreed to:

By: President and Chief Executive Officer	Signature of Award Recipient

AGREEMENT FOR A NON-QUALIFIED STOCK OPTION GRANTED UNDER THE 1998 DIRECTORS’ STOCK OPTION PLAN

As amended and restated effective June      , 2004

      Grant of Option. Aspect grants to the Award Recipient a non-Qualified Stock Option (not intended as an Incentive Stock Option under the requirements of Section 422 of the United States Internal Revenue Code) to purchase up to the Number of Shares stated of Aspect Common Stock at the Option Price per Share stated, according to the terms, definitions and provisions of the Aspect 1998 Directors’ Stock Option Plan (the “Plan”), which is incorporated by reference but subject to the final sentence of this paragraph. This Option has been amended and restated effective June      , 2004. Following such date, notwithstanding any other provision to the contrary in the Plan, this agreement shall govern all the terms and conditions of the Option and in the event of any inconsistency between the terms of this agreement and the terms of the Plan, the terms of this agreement shall govern.

      Option Nontransferable. Only the Award Recipient may exercise this Option during his or her lifetime. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms and conditions of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Award Recipient.

      Exercise of the Option. The Award Recipient may elect to purchase shares of Aspect Common Stock from Aspect by exercising this Option. The purchase is described as an “exercise” of this Option. The Award Recipient is advised of the following provisions that apply to any exercise of this Option:

•	Calculating Number of Exercisable Shares. The number of shares eligible for exercise on a given date is determined as set forth in the Amended and Restated Non-Qualified Stock Option Award Notice (after subtracting the number of shares of this Option previously exercised).

•	No Fractional Shares. The Option may not be exercised for a fraction of a share. If at any due the calculation of the number of shares exercisable results in a whole number and a fraction, only the whole number of shares may be exercised at that date.

•	Expiration Date. The Option may not be exercised in any case after the Expiration Date stated on the face of this Award Notice (December 30, 2005).

•	Early Termination of Option. The Option may be exercised for up to the number of shares that are both vested and eligible to be exercised as of any date on which the Award Recipient proposes to exercise the Option and then only if such exercise takes place on or prior to the Expiration Date.

      Payment. The amount of payment required to exercise this Option is the number of shares being exercised times the Option Price Per Share. At the choice of the Award Recipient payment for the exercise price may be by personal check, through a Same-Day Sale through a participating stock broker, or by surrender of other shares of Aspect Common Stock. If payment is made via surrender of other shares, the surrendered shares must have been owned by the Award Recipient nor at least six months prior to the exercise date or not been acquired directly or indirectly from Aspect. If the fair market value of the surrendered shares on the date of surrender is less than the exercise price of the shares being purchased, the Award Recipient may pay the balance by personal check.

      Mechanics of Exercise. To exercise the Option, the Award Recipient should contact the Aspect stock administrator. Following completion of appropriate Option exercise documents and delivery of payment, the stock administrator will coordinate with Aspect’s stock transfer agent to send the Award Recipient or his or her broker the appropriate number of shares.

      Sales and Dispositions. The Award Recipient may sell, gift or otherwise dispose of the shares received on exercise of this Option. The Award Recipient agrees to notify Aspect in writing within 30 days of any disposition by sale, gift or otherwise if such disposition occurs within one year of the date of exercise for such shares.

      Merger, Dissolution, Etc. In the event of the proposed dissolution or liquidation of Aspect, this Option will terminate immediately prior to the consummation of such action, unless otherwise provided by the Aspect Board of Directors. In the event of a proposed sale of all or substantially all of Aspect’s assets or the merger of Aspect into another corporation, then this Option shall be assumed by the acquiring entity or an equivalent option shall be substituted by the successor corporation or its parent or subsidiary (any such entity referred to as the “Acquiror”). If this Option is not assumed and no option is substituted by Aspect’s Acquiror then this Option shall become exercisable as to the full number of Vested Shares and Unexercisable Shares to the extent not previously exercised as follows: if the Option is not being assumed or a new award substituted for this Option by the Acquiror, then the Award Recipient will receive 15 days’ notice of such circumstances and at the end of that 15 day period, this Option will terminate and cease to be exercisable.

      Adjustments in Option Shares. The existence of this Option shall not in any way restrict the right of Aspect to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. If any change is made to Aspect’s outstanding common stock (whether by reason of merger. consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Company) the Board of Directors may make appropriate adjustments to the kind, price per share, and maximum number of shares subject to this Option. Adjustments made by the Board of Directors will be final.

      Compliance with Laws. No shares will be issued in response to a notice of exercise of this Option unless the exercise of the Option and the issuance of the shares shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Option Shares may then be listed.

      Acknowledgments. By signing this Award Notice, the Award Recipient acknowledges receipt of a copy of the Plan prospectus and accepts this Option subject to all of the terms and conditions of the Plan. The Award Recipient may obtain a copy of the Plan from the Aspect stock administrator. The Award Recipient agrees to accept as final and binding all decisions and interpretations of the Board of Directors of Aspect or a Committee thereof, upon any questions arising under the Plan.

      Notification of Address Change. Award Recipient agrees to notify Aspect’s stock administrator of any change in mailing address to facilitate correspondence about this Option.